Exhibit 10.4

                     Amendment No. 1 to Employment Agreement

Amendment No. 1 of September 30, 2002 to Agreement of December 2, 1996 (the "Agreement") between Jeremy D. Peter-Hoblyn ("Employee") and Clean Diesel Technologies, Inc. (the "Company").

The parties agree to amend the Agreement by:

1. Revoking in its entirety Section 3 thereof and substituting in its place the following text:

"(a) The Company as from March 15, 2002 will cause Employee to be paid for his services hereunder an increased base salary of $300,000 per year. Employee shall be paid such base salary by the Company according to its normal and customary procedures but not less often than monthly. Employee shall be entitled to participate in such benefit plans, or equivalent, as have heretofore been extended to him by the Company and to such plans, or equivalent, as the Company may in the future extend to officers as a class. The Company may rescind Employee's participation in such benefit plans, or equivalent, so long as such rescission applies to officers as a class.
(b) By agreement between the Employee and the Company the total sum of $135,416.73 of Employee's salary has been deferred to date and accrued on the Company's books as a general unsecured liability of the Company and will not be paid out to the Employee until the Payout Date.
(c) The Company until the Payout Date shall pay up to $50,000 per year (or an allocable portion thereof for periods of less than one year) for the premium for an annuity or for a pension plan contribution for the Employee (less such amounts, if any, of Company contributions as shall be credited to Employee's account in the Company's 401(k) or profit sharing plans). The Company and the Employee have agreed, however, that such amount of $50,000 shall be deferred annually and shall accrue on the Company's books as a general unsecured liability of the Company and will not be paid out to the Employee until the Payout Date, or earlier, on the retirement of the Employee from service to the Company. The Company and the Employee agree that the total amount of such accrued annuity payment as at September 30, 2002 on the Company's books is $270,000."
(d) The Payout Date shall be such time as the Company (or any successor to the Company) shall have attained the amount of $5 million in annual gross revenues as evidenced by the Company's audited statement of operations. Retirement shall mean voluntary or involuntary termination of service as an employee of the Company or an affiliate of the Company after the age of sixty-two (62).

2.  Adding  the  following  text  to  the  text  of  Section  9:

"Provided, however, that the Company may assign this Agreement to any affiliate of the Company which undertakes to pay and perform all of the obligations of the Company hereunder, provided that the Company shall remain liable for such payment and performance in default of same by the assignee."

The parties have signed and delivered this agreement as of the date first above written.

Clean Diesel Technologies, Inc.

By: /s/ David  W.  Whitwell            /s/  J.  D.  Peter-Hoblyn
    -------------------------        ---------------------------------
    David  W.  Whitwell              Jeremy  D.  Peter-Hoblyn
    Vice  President                  Employee


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